Exhibit 23.1






CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the Registration Statement of Alamco, Inc. on Form S-8 of our report, which includes an explanatory paragraph for the change in the method of computing depreciation, depletion and amortiza-tion in 1992, dated March 3, 1995, on our audits of the consolidated financial statements of Alamco, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years ended December 1994, 1993 and 1992, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1994.




/s/ Coopers & Lybrand L.L.P.
---------------------------------
COOPERS & LYBRAND L.L.P.




600 Grant Street
Pittsburgh, Pennsylvania
August 15, 1995